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                    EXECUTIVE INCENTIVE COMPENSATION PLAN OF

                            ONE VALLEY BANCORP, INC.













                                                                 JANUARY 1, 1996


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 I.  PURPOSE

     The purpose of this Plan is to further the interests of One Valley Bancorp, Inc., its participating subsidiaries and its shareholders by providing selected members of senior management of the Corporation and its subsidiaries who drive or otherwise participate in the decision making process to materially alter & influence the strategic direction and corporate results of the Company, with an opportunity to earn incentive compensation awards. Such awards are designed to recognize and reward outstanding performance and individual contributions and give the Plan Participants an interest in One Valley parallel to that of the shareholders, thus enhancing the proprietary and personal interest of the Participants in One Valley's continued success and progress. This Plan is also expected to enhance the likelihood of One Valley and its subsidiaries to attract and retain key employees.

II.  DEFINITIONS

         a)       Affiliate Bank - A banking subsidiary of One Valley Bancorp,
                  Inc.

         b) Committee - Compensation Committee of the Board of Directors of One Valley Bancorp.

         c) Plan Earnings Per Share (EPS) - Plan Net Income divided by the average number of shares of common stock of One Valley outstanding during the Plan Year.

         d)       Effective Date - The date of inception of the Plan, January 1,
                  1996.

         e) One Valley Bancorp, Inc.; also referred to as the Corporation, the Company and as One Valley.

         f) Participant - An employee of the Company or of a Participating Employer who has been selected by the Committee to participate in the Plan.

         g) Participant Award Opportunity (PAO) - The percentage of Plan Compensation that establishes each Participant's basis for calculation of an award under the Plan.

         h) Participating Employer - A participating subsidiary of the Company.

         i) Plan - The Executive Incentive Compensation Plan of One Valley Bancorp, Inc.; also referred to as EICP.

         j) Plan Compensation - The total base salary paid to a Participant by the Company or by a Participating Employer for a Plan Year. Compensation of a Participant who is at any time simultaneously in the employ of more than one Participating Employer shall be the sum of such compensation received by the Participant from all such Participating Employers. Compensation shall include amounts deferred pursuant to Code
                  Section 125.

         k) Plan Year - A calendar year beginning January 1 and ending December 31.

III.  SELECTION OF PLAN PARTICIPANTS

      The selection of Plan Participants will be made on an annual basis by the Committee. One Valley executive management and senior management of all Participating Employers of One Valley who hold positions, the impact of which can significantly influence corporate strategy and performance of One Valley, are eligible to be participants. The selection of the Participants by the Committee shall be made on the recommendation of


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      the CEO of One Valley or on the recommendation of such other senior officer(s) of the Corporation as the CEO may designate, but the Committee shall have sole authority to act with respect to the selection award opportunity and participation in the Plan.

IV.  SUMMARY OF PLAN DESIGN

      Specific objectives are established for a Plan Year. These objectives are of two broad types: Corporate and Unit/Individual. Plan Participants have a designated percentage of their award allocated to Corporate results (the Corporate Component) and the balance (to 100%) allocated to Unit/Individual performance (the Unit/Individual Component).

       a) The Corporate Component is that portion of a participant's award attributable to the financial performance of One Valley Bancorp for the Plan Year as measured by EPS growth over the prior Plan Year and One Valley's comparative performance relative to results on selected financial measures by a peer group of comparable banking organizations. The EPS growth goal, the peer group and selected financial measures of the Corporate Component are established by executive management of One Valley and approved by the Compensation Committee.

       b) The Unit/Individual Component is that portion of a Participant's award attributable to the Participant's measured performance in meeting Unit/Individual goals established for the Plan Year. Unit/Individual goals are established by each Participant's immediate supervisor and approved by One Valley senior management.

V. DETAILS OF PLAN DESIGN

        A)          THE CORPORATE COMPONENT

                           The Corporate Component incorporates two factors: 1)
                  One Valley's EPS growth over the prior year; and 2) relative performance on six financial measures compared to a peer group of comparable banking organizations.

                           EPS GROWTH. One Valley's long range plan establishes
                  a targeted EPS annual growth rate range. That range is divided into three(3) mini-ranges to establish EPS growth achievement levels upon which to measure this element of One Valley's corporate performance. The Committee has the discretion to alter the EPS growth target challenges from mirroring the long range plan in a given year to react to significant events that may cause the parameters of the long range plan to be unrealistic for such year. The subdivision of the long range plan growth target allows for several levels of achievement and award. Earnings as reported to shareholders will be the basis for calculating EPS. There is a minimum EPS growth level, below which no award is paid under the Plan for the Plan Year; except as may be permitted under Section VII., Item G.


                           PEER GROUP. A peer group of banks (approximately 14 -
                  20) that are comparable to One Valley in asset size and lines of business is established annually. The intent is to maintain consistency from year to year among the identified group, however one or more banks may fall out of the group (to be replaced by others) at the annual review of comparable financial information if a bank is no longer deemed to be comparable to One Valley. The Committee approves the peer group and the rationale for inclusion and/or exclusion of banking organizations.


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                           COMPARATIVE FINANCIAL MEASURES. Six financial
                  measures are used to benchmark One Valley's performance against the cumulative average of the peer group for a defined time period, which is the trailing 12 months ending September 30 of the then current Plan year. The following financial measures are used:

                                    - Net Operating Expenses / Average Assets
                                    - Non Performing Assets / (Loans + OREO)
                                    - Net Loan Chargeoffs / Average Loans
                                    - Efficiency Ratio
                                    - Return on Average Assets (ROA)
                                    - Return on Average Equity (ROE)

                           CORPORATE PERFORMANCE AWARD GRID. At the completion
                  of a Plan Year, using the trailing 12 months ending September 30 data, each peer group bank is ranked on each of the six (6) comparative financial measures. The relative rank of each bank is then totaled to arrive at a sum of the ranks. The banks are then ranked by their cumulative totals and divided into quintile segments. The grid chart that follows is used to establish the percentage payout under the Corporate Component based on the EPS growth rate and the relative quintile position of One Valley.

                      EXECUTIVE INCENTIVE COMPENSATION PLAN
                        CORPORATE PERFORMANCE PAYOUT GRID


                                     One Valley Growth in EPS Over Prior Year
                                               EPS Growth Ranges*

                           Performance
                            Quintile   % Range A   % Range B   % Range C

                              5th         110%        120%        130%
One Valley Cumulative         4th         100%        110%        120%
Position Relative to Peer     3rd          50%         90%        110%
Group Based on 6              2nd          **          50%         90%
Performance Factors           1st          **          **          50%



           THE PERCENTAGE INSIDE EACH GRID CELL REPRESENTS THE FACTOR
               USED IN DETERMINING THE CORPORATE COMPONENT PAYOUT

* reflects One Valley long range plan except as may be revised by Compensation Committee to adjust for a non-recurring annual situation.

** The Compensation Committee has discretion to approve a payout if there is EPS growth for the current year over the prior year, but not at a level of payout consistent with the grid

            NO PAYOUT IF THERE IS NO INCREASE IN EPS FROM PRIOR YEAR



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In no event will any award be made under this Plan if the prior year's EPS is not achieved. The Compensation Committee has discretion to approve a payout if there is EPS growth for the current year over the prior year, but not at a level of payout consistent with the grid. Payout of the Corporate Component to a Plan Participant is not an entitlement and a Participant must have an acceptable level of overall performance for a payout to be approved. The Committee has the final discretion, subject to executive management's recommendation, to approve or deny payments from this Plan.

        B)          THE UNIT/INDIVIDUAL COMPONENT

                           The Unit/Individual Component incorporates goals
                  which reflect managements' expectation of a Participant's performance achievement for the Plan Year. The goals are more than a restatement of the forecast for the year and should reflect "stretch" targets, at three levels...Good, Superior and Outstanding. Three (3) to seven (7) such goals are the norm, each of which will have a designated weighting within the total Unit/Individual Component and each of which should be as quantitative and/or objectively measurable as possible.

                           UNIT goals refer to the corporate operating entity in
                  which a Participant works. At the highest level after One Valley Bancorp a "unit" is a company within One Valley Bancorp, i.e. an affiliate bank or subsidiary. In a relatively small affiliate or subsidiary, this may be the extent of the unit goals. In a larger entity, unit goals may include goals for divisions or departments. Goals for each affiliate entity, the holding company unit and each non-banking subsidiary are established annually and are incorporated into the EICP goals of each Participant, as applicable.

                  It is expected that all Participants fully or principally employed by a Participating Employer of One Valley Bancorp will have one or more of their Unit/Individual goals pertinent to the performance of the subject subsidiary unit. FOR EXAMPLE, PLAN PARTICIPANTS EMPLOYED BY AN AFFILIATE BANK WILL HAVE ONE OR MORE GOALS WHICH PERTAIN AT LEAST TO THE OVERALL PERFORMANCE OF THE AFFILIATE BANK. PLAN PARTICIPANTS EMPLOYED BY ONE VALLEY BANK, N.A. WILL HAVE A GOAL APPLICABLE TO THE OVERALL PERFORMANCE OF THE BANK, AND UNIT GOALS WHICH RELATE TO THE DEPARTMENT/DIVISION, ETC. IN WHICH THEY WORK.

                  INDIVIDUAL goals pertain more specifically to major targets for individual accomplishment. All aspects of individual performance cannot realistically be set out in the form of goals, however the evaluation of an individual participant's performance is to be an all inclusive evaluation considering both specified goals and elements of performance and behavior which may not be set out as specific goals.

                  Each Participant's performance on Unit/Individual goals is evaluated on a scale of 70% to 130% achievement level (Good to Outstanding). [Note: Certain positions deemed to have a more intangible and less measurable impact on unit and/or corporate results have a top end Unit/Individual payout ratio of 110%. These positions and the applicable payout ratio are approved by the Committee]. The ratings and score on each goal coupled with the relative weight of each goal translates into a total rating on Unit/Individual goals. The total is then subjected to the influence of the less tangible, behavioral aspects of performance for a final composite rating.

        C)     PARTICIPANT AWARD OPPORTUNITY

                  Each Participant has a Participant Award Opportunity (PAO), which is a designated percentage of their Plan Compensation. The PAO serves as the basis for calculation of the cash award

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                  payout and is approved by the Compensation Committee for each
                  Participant. While this "percent of salary" sets up the framework for award calculation, the ultimate award can exceed the PAO to the extent that performance achievement levels exceed 100%. The PAO will be the payout level if both the Corporate and Unit/Individual payouts are at 100%, but to the extent either one varies from 100%, over or under, the award will vary similarly from the PAO.

        D)          COMPONENT OPPORTUNITY WEIGHTS

                  Each Participant has a percentage of his total award opportunity allocated to Corporate results (the Corporate Component) and the balance (to 100%) allocated to Unit/Individual performance (the Unit/Individual Component). The relative weights between the two Plan Components are designed to reflect the influences and impact that each Participant has over Corporate versus Unit/Individual results. FOR EXAMPLE, THE CEO OF ONE VALLEY WOULD HAVE A 100% CORPORATE COMPONENT WEIGHTING. A PARTICIPANT HEADING AN AFFILIATE BANK MIGHT HAVE A 50% CORPORATE COMPONENT WEIGHTING AND A 50% UNIT/INDIVIDUAL COMPONENT WEIGHTING, AND SO ON.

                  The Component Weights are established annually by the Compensation Committee at the recommendation of the CEO of One Valley. The relative weights are considered as an indication of the desired emphasis to support the focus of the Plan Participant on goal achievement.

        E)          COMPONENT PAYOUT RANGES

                  1) Corporate Component Payout Range

                  The Corporate Component Payout is based on a combination of One Valley's growth in EPS over the 12 months ending September 30 of the current Plan year and One Valley's cumulative position relative to the peer group bank on the six financial measures. Based on where the combination of these two factors positions One Valley in the EICP Corporate Performance Payout Grid (see page 4), the award multiplier will vary from the minimum of 50% to the maximum of 130%, assuming a payout is made. This multiplier is applied to Corporate Component Weight of each Participant to arrive at a payout for each.

                  2) Unit/Individual Component Payout Range

                  The Unit/Individual Component payout is subject to the refined measure of rating performance against established goals for each Participant, in the categories of Good, Superior, and Outstanding.

                  Each Participant's performance on Unit/Individual goals is evaluated on a scale of 70% to 130% achievement level (Range of Awards from Good to Outstanding). [Note: Certain positions deemed to have a more intangible and less measurable impact on unit and/or corporate results have a top end Unit/Individual payout ratio of 110%.] The Committee has full discretion to approve the applied Range of Awards for any position/Participant, however the determination is normally consistent with the direct/indirect impact relationship of the position on earnings and performance. Table 1 and Table 2 (on page 7) set forth the performance levels and Range of Awards in each instance.

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                  On any given Unit/Individual goal a manager performing a
                  Participant's evaluation may assign an achievement level of less than 70% if the stated "Good" level of performance was not achieved but extenuating circumstances are cause for special consideration. While such an evaluation will factor in to the overall award calculation providing an element of credit for a special situation, no award will be paid to a Participant having a consolidated Unit/Individual award calculation of less than 70%.



                     TABLE 1...DIRECT, TANGIBLE IMPACT:

                     RATING                                                          % RANGE OF AWARDS
                     Outstanding... Performance consistently,                            110% - 130%
                                    decisively, and repeatedly
                                     exceeds job requirements.

                     Superior...... Performance continually meets                         90% - 110%
                                    all job requirements and a
                                    pattern of exceeding job
                                    requirements exists.

                     Good..........  Performance reliably meets job                         70% - 90%
                                     requirements and occasionally
                                     exceeds expected level.

                     Less Than Good                                                            No Payout



                     TABLE 2...INTANGIBLE, INDIRECT IMPACT:

                     RATING                                                     % RANGE OF AWARDS

                     Outstanding... Performance consistently,                           100% - 110%
                                    decisively, and repeatedly
                                    exceeds job requirements.

                     Superior...... Performance continually meets                        85% - 100%
                                    all job requirements and a
                                    pattern of exceeding job
                                    requirements exists.

                     Good.......... Performance reliably meets job                        70% - 85%
                                    requirements and occasionally
                                    exceeds expected level.

                                    Less Than Good                                                 No Payout


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VI.  CALCULATION OF AWARDS

         STEPS
         1. Determine the EPS growth for the Corporation for the Plan Year and the company's performance on the six financial measures against the peer group. Ensure that EPS meets or exceeds the prior year's EPS. Using these two pieces of information, find the appropriate cell on the EICP Corporate Performance Payout Grid and determine the percentage.

         2. Evaluate each Participant and determine that the Participant's overall Unit/Individual Rating is at the Good level or better. Establish a percentage within the applicable Range of Awards for the Participant relative to his overall performance level. Participant must have an acceptable level of overall performance for a payout to be approved.

         3. Ascertain each Participant's Plan Compensation, PAO, Corporate Component weighting, and Unit/Individual weighting.

         4.       Determine each Participant's Corporate Component Payout:

                  a)  Multiply each Participant's Plan Compensation by his PAO;

                  b) Multiply the product of Step 4a) by the Participant's Corporate Component weighting percentage;

                  c) Multiply the product of Step 4b) by the percentage obtained from the EICP Corporate Performance Payout Grid (determined in Step 1);

                  d) The resultant of Steps a), b) and c) for each Participant reflects each Participant's Corporate Component award. The sum of this resultant for all Participants is the total Corporate Component payout for all Participants for a Plan Year.

         5.       Determine each Participant's Unit/Individual Component payout:

                  a) Multiply each Participant's Plan Compensation by his PAO;

                  b) Multiply the product of Step 5a) by each Participant's Unit/Individual Component weighting percentage;

                  c) Multiply the product of Step 5b) by each Participant's overall Unit/Individual performance rating percentage (determined in step 2);

                  d) The resultant of Steps a), b) and c) for each Participant reflects each Participant's Unit/Individual award. The sum of this resultant for all Participants is the total Unit/Individual Component payouts for all Participants for a Plan Year.

         6. The sum of Steps 4 and 5 for each Participant reflects each Participant's total EICP award, and as a total for all Participants, the total EICP payouts for a Plan Year.

         See example of an award calculation on page 9.


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                      EXAMPLE: CALCULATION OF AN EICP AWARD


         Assume a participant has base pay for a calendar year of $80,000; and has a 25% Participant Award Opportunity; a 40% Corporate Award Component; and a 60% Unit/Individual Award Component.

         Assume:
         - One Valley achieved a 7% growth in EPS over the prior Plan Year which places the results in the second of the three mini-ranges. (See Performance Grid on page 4).

         - One Valley's cumulative performance on the six (6) performance factors relative to the peer group was in the 4th quintile. (See Performance Grid on page 4).

         -    Individual performance is rated at 105%.

                                  CALCULATIONS


        $80,000              Participant's Salary
           x 25%             Participant Award Opportunity (PAO)
        $20,000              Dollar value of Participant's PAO
            |                               |
           40%                             60%

            |                               |
   Corporate Award                       Unit/Individual Award
   Component (40%):                      Component (60%):

   $8,000                                $12,000
   x 110% Corporate EPS                  x   105% Individual Performance
   --------------------                  -----------
   $8,800 Corporate                      $12,600 Unit/Individual
          Component Award                        Component Award


TOTAL AWARD:      $   8,800
                  +  12,600
                  $  21,400   (which represents 26.75% of base pay)


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VII. ELIGIBILITY AND PAYOUT

         A. Awards will be paid only to Participants who are actively employed on December 31 of the Plan Year, except for those Participants who terminate due to retirement in good standing, death or disability, for whom an award may be made at the discretion of the Committee.

         B. All awards will generally be made within the first calendar quarter following the completion of the Plan Year as soon as all ratings and calculations can be made.

         C. Awards are to be in cash; however, Participants may elect to defer award compensation with the approval of the Committee. Such deferrals shall be in accordance with the provisions of the Deferred Compensation Plan of the Corporation.

         D. A change in a Participant's position responsibilities during the Plan Year may change his eligibility for awards subject to a review and determination by the Committee.

         E. No award is to be considered a mandatory obligation of the Corporation or of a Participating Employer and all awards are payable only at the full discretion of the Committee.

         F. No award will be paid to any Participant whose overall Unit/Individual performance rating is below the "Good" level.

         G. In making the EPS calculations for award payout, the Committee has the discretion to consider nonrecurring financial transactions which might have occurred during the Plan Year. In calculating Earnings Per Share for purposes of EICP awards in any Plan Year, no EICP payments will be made if such payments would reduce net income per share below the prior years EPS level.

         H. The Committee has discretion to reward outstanding performance of a Participant even if the minimum EPS growth goal was not achieved, however, in no event shall any award be made under this Plan if the prior year's corporate EPS is not achieved.

VIII. CHANGES TO THE PLAN

      The Board of Directors or the Compensation Committee of One Valley may at any time alter, amend, revise, suspend or discontinue the Plan in their absolute and sole discretion, but any changes, suspensions or terminations shall not affect awards made prior thereto.

IX.   RIGHT TO CONTINUE EMPLOYMENT AND INTEREST IN AWARDS

      Neither the existence of this Plan nor any award granted pursuant to it shall create any right to continued employment of any Participant by the Corporation or any Participating Employer. No person, under any circumstances, shall have any vested or contingent interest in any particular property or asset of One Valley Bancorp or of any Participating Employer that may be held either by One Valley Bancorp or by any Participating Employer, by virtue of any award or any installment thereof.




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